Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS STRONG FISCAL 2010 THIRD-QUARTER RESULTS
•	Reported net income of $25.8 million for the quarter compared with $7.4 million in last year’s third quarter
•	Excluding certain one-time charges and acquisition-related items, net income for the quarter was $13.6 million or $0.48 per share, compared with $9.0 million, or $0.36 per share, for the prior-year period
•	During the quarter, the Company successfully completed its strategic acquisition of ICO, Inc.
AKRON, Ohio – July 8, 2010 – A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2010 third quarter ended May 31, 2010. The Company reported net income for the third quarter of $25.8 million compared with net income of $7.4 million for the comparable period last year. The translation effect of foreign currencies did not have a material impact in the quarter.
The fiscal 2010 third quarter included certain after-tax net benefits of approximately $12.2 million, which were primarily related to purchase accounting adjustments, asset impairments, acquisition-related costs and restructuring expenses. Last year’s third quarter included certain non-operating after-tax charges of $1.6 million related to restructuring, impairments and accelerated depreciation. Excluding these charges, net income for the fiscal 2010 third quarter was $13.6 million, or $0.48 per diluted share, compared with $9.0 million, or $0.36 per diluted share, for the prior-year period. The Company’s financial results contained one month of ICO, Inc.’s operations. The acquired operations of ICO, Inc. contributed approximately $0.9 million to adjusted net income in the fiscal 2010 third quarter.
“I am very pleased with our strong earnings performance in fiscal 2010 which was driven primarily by cost-reduction actions and improved mix in North America and Europe as well as the steadily recovering marketplace,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “Our volume has kept pace with the improvement in the marketplace and, excluding the recent ICO acquisition, increased 12% for the quarter with all manufacturing businesses showing increases. We are excited by our ICO acquisition and are satisfied that we’re making solid progress with our ICO integration efforts. We are on track to achieve $15 million in annual cost-reduction synergies by fiscal 2012.”
Net sales for the fiscal 2010 third quarter were $420.3 million, an increase of 41.2% compared with $297.6 million for the comparable period last year. Excluding ICO, sales increased 30.5% compared with net sales in the same period a year ago. Tonnage increased approximately 12% for the quarter excluding ICO. Price and mix accounted for approximately 18% of the increase while the translation effect of foreign currency had virtually no effect.
Gross profit for the quarter was $58.9 million, an increase of $12.4 million from $46.5 million for the third quarter of last year. ICO accounted for $2.3 million of the improvement in gross profit. Gross margin was 14.0% compared with 15.6% in the third quarter of last year. Excluding certain one-time charges and acquisition-related items, gross profit per pound increased year-over-year as the Company was generally successful in offsetting raw material cost increases through increasing prices, improving mix, and achieving lower manufacturing costs per pound sold.

Selling, general and administrative (SG&A) expense for the fiscal 2010 third quarter was $43.5 million, an increase of $10.7 million compared with $32.9 million in the fiscal 2009 third quarter. Major items driving the SG&A increase include incremental incentive compensation of $3.8 million, reflecting the Company’s strong financial performance, the inclusion of $3.4 million of SG&A related to ICO in the current year’s third quarter, and acquisition-related costs of $1.6 million. Foreign exchange was a positive variance of $0.5 million.
For the first nine months of fiscal 2010, the Company reported net income of $36.0 million, or $1.34 per diluted share, compared with $5.1 million, or $0.20 per diluted share, for the same period last year. Excluding certain one-time charges and acquisition-related items, net income was $36.5 million, or $1.36 per diluted share, for the current fiscal year to date, compared with $11.0 million, or $0.43 per diluted share, a year ago. Sales volume increased 16.2% for the nine-month period, or 12.9% excluding ICO, reflecting the slowly improving economic conditions the Company has recently experienced. The profitability improvement was driven by the significant increase in gross profit reflecting cost reductions, margin improvement initiatives and market improvement.
Europe – In the fiscal 2010 third quarter, sales in Europe were $304.8 million, an increase of $84.5 million or 38.3% compared with the prior-year period. ICO accounted for 6.7 percentage points of the increase. Tonnage for the quarter, excluding ICO, increased by 12.8%. Changes in prices and product mix increased sales by almost 19.4% compared with the same period last year. Foreign exchange was not a significant factor in the sales increase. During the quarter, the Company passed along price increases in the market to offset the increased raw material prices. Mix continues to remain favorable as growth in the higher-margin Masterbatch and Engineered Plastics businesses offset the lower-margin distribution business.
Gross profit improved to $46.3 million for the quarter compared with $38.6 million for the same period last year. ICO accounted for $0.9 million of the increase. Gross profit per pound increased year over year, which was primarily driven by mix and the benefit of increased volume in the manufacturing facilities. Operating income for the fiscal 2010 third quarter was $21.3 million compared with $16.5 million in the same quarter last year. ICO was slightly unfavorable as a result of purchase accounting adjustments, which were primarily a result of the purchase accounting increase related to inventory value which accounted for a cost of almost $1.0 million. Foreign exchange was not a significant factor in the operating profit increase.
“We continue to see slow, steady improvement in Europe,” Gingo said. “Our business is focused primarily in the stronger northern and eastern regions of Europe. We will continue to be vigilant in monitoring the credit worthiness of our European customers as we are with all of our customers around the world.”
North America – North America combined operating income, including discontinued operations, was $0.9 million during the quarter, compared with last year’s third-quarter loss of $2.1 million. ICO reported $0.1 million in operating income as a result of purchase accounting adjustments and higher depreciation and amortization resulting from the acquisition related increase fixed and intangible assets. Volume excluding ICO was up approximately 6%. Gross profit for the third quarter increased to $10.5 million from $5.3 million for the prior-year period. ICO accounted for $1.6 million of the increase in gross profit with the remainder coming from margin improvement initiatives, mix and favorable volume. For the year-to-date period, North America reported a total operating profit of $4.0 million compared with a loss of $13.4 million a year ago primarily driven by the stronger gross profit.
Asia – Sales were $22.9 million, an increase of almost 80% for the quarter compared with the same period last year. ICO accounted for 37.8 percentage points of that sales increase. Tonnage excluding ICO increased almost 28%. Gross profits were $2.1 million compared with $2.6 million in the comparable quarter last year. ICO accounted for $0.2 million of the decrease. Slight declines in the profitability of the Asian sales mix accounted for the remainder of the difference. Operating income was $0.2 million compared with $1.9 million for the prior-year quarter. ICO accounted for $0.7 million of the decline with the remainder coming from increased cost allocations from the European segment.

ICO – The combined ICO businesses contributed approximately $32 million to sales, $2.3 million to gross profit and recorded a loss of $1.1 million on the operating income line. Non-operating purchase accounting adjustments from increasing the value of the purchased inventory added $2.5 million to costs in the quarter, which reduced gross profit. These adjustments will be complete in July. In addition, the Company has increased the value of ICO’s fixed assets and intangible assets. As a result, non-cash depreciation and amortization expense increased approximately $0.6 million during the month. Although the Company’s purchase accounting adjustments are not finalized, and are anticipated to be substantially complete during the fourth quarter, the Company currently expects to expense an additional $7 million per year in these non-cash charges. Overall, excluding the acquisition-related expenses, ICO’s performance was favorable compared with the prior year.
Cash Flow From Operations and Working Capital
Cash flow from operations was a negative $25 million for the year-to-date period, compared with a positive $150.6 million during the same period last year. The Company’s liquidity position remained strong. Working capital dropped from 67 days at the end of the second quarter to 62 days at the end of the third quarter, or 60 days excluding ICO’s working capital. After the effect of the ICO acquisition, re-payments of a significant portion of borrowings pertaining to ICO, payments of deal costs, the increased working capital balances driven by the sales increases, and the continued dividend, the Company has moved into a net debt position of approximately $54 million compared with the net cash position of approximately $110 million reported at the end of the fiscal second quarter. However, the Company still maintains strong liquidity with global availability on its lines of credit of more than $250 million.
Business Outlook
“We are very pleased that our liquidity remains strong and we are well-positioned to drive profitable growth,” Gingo said. “We remain optimistic that our markets will continue their gradual recovery. With respect to the fourth quarter, we expect significant continued improvement in our North American performance compared with last year. While we are also pleased with our overall performance in Europe, it is not likely to approach pre-downturn fiscal 2008 levels until market volumes recover significantly. Additionally, the weakness in the euro, which is unrelated to our operating performance, is expected to put downward pressure on our fourth-quarter earnings. As a result of all of these factors, we are now expecting our fourth-quarter results, excluding ICO, to approximate our fourth-quarter results in fiscal 2008, which preceded the worst months of the recession. We now expect ICO to add $0.05 accretion for the year factoring in pre-tax non-cash depreciation and amortization.”
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2010 third-quarter earnings can be accessed at 1 p.m. Eastern time on Thursday, July 8, 2010, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.
Use of Non-GAAP Financial Measures
This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are net income excluding certain items and net income per diluted share excluding certain items. The most directly comparable GAAP financial measures are net income and net income per diluted share. A table included in this news release reconciles each non-GAAP financial measure with the most directly comparable GAAP financial measure.
A. Schulman uses these financial measures to monitor and evaluate the ongoing performance of the Company and to allocate resources, and believes that the additional non-GAAP measures are useful to investors for financial analysis. In addition, the Company believes that providing this information is in the best interest of our investors so that they can accurately consider the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,900 people and has 37 manufacturing facilities in North America, South America, Europe and Asia. On April 30, 2010, the Company completed its acquisition of ICO, Inc., a global manufacturer of specialty resins and concentrates for rotomolding and a provider of specialty polymer services. A. Schulman reported revenues of $1.3 billion for the fiscal year ended August 31, 2009, and ICO reported revenues of $300 million for the fiscal year ended September 30, 2009. Additional information about A. Schulman can be found at www.aschulman.com.
Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	competitive factors, including intense price competition;
•	fluctuations in the value of currencies in major areas where the Company operates;
•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;
•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and restructuring initiatives;
•	escalation in the cost of providing employee health care;
•	uncertainties regarding the resolution of pending and future litigation and other claims;
•	the performance of the North American auto market; and
•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K and the most recent Form 10-Q. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. This document contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.
SHLM_CN, FN
Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended May 31,		Nine months ended May 31,
	2010	2009	2010	2009
	Unaudited
	(In thousands, except per share data)
Net sales	$420,335	$297,644	$1,114,218	$958,609
Cost of sales	361,450	251,111	940,839	840,801
Selling, general and administrative expenses	43,531	32,861	133,046	105,106
Interest expense	1,159	1,192	3,349	3,587
Interest income	(201)	(530)	(652)	(1,961)
Foreign currency transaction (gains) losses	468	2,430	389	(6,218)
Other (income) expense	(269)	(1,218)	(2,155)	(2,231)
Curtailment gain	—	—	—	(2,609)
Asset impairment	300	283	5,631	2,462
Restructuring expense	862	981	2,509	6,230

	407,300	287,110	1,082,956	945,167

Income from continuing operations before taxes	13,035	10,534	31,262	13,442
Provision for (benefit from) U.S. and foreign income taxes	(12,890)	1,971	(4,984)	5,324

Income from continuing operations	25,925	8,563	36,246	8,118
Income (loss) from discontinued operations, net of tax of $0	(23)	(823)	(14)	(2,870)

Net income	25,902	7,740	36,232	5,248
Noncontrolling interests	(141)	(291)	(211)	(141)

Net income attributable to A. Schulman, Inc.	25,761	7,449	36,021	5,107
Preferred stock dividends	—	(13)	—	(40)

Net income attributable to A. Schulman, Inc. common stockholders	$25,761	$7,436	$36,021	$5,067

Weighted-average number of shares outstanding:
Basic	27,896	25,789	26,552	25,783
Diluted	28,275	25,939	26,901	25,962

Earnings (losses) per share of common stock attributable to A. Schulman, Inc. — Basic:
Income from continuing operations	$0.92	$0.32	$1.36	$0.31
Income (loss) from discontinued operations	—	(0.03)	—	(0.11)

Net income attributable to common stockholders	$0.92	$0.29	$1.36	$0.20

Earnings (losses) per share of common stock attributable to A. Schulman, Inc. — Diluted:
Income from continuing operations	$0.91	$0.32	$1.34	$0.31
Income (loss) from discontinued operations	—	(0.03)	—	(0.11)

Net income attributable to common stockholders	$0.91	$0.29	$1.34	$0.20

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	May 31, 2010	August 31, 2009
	Unaudited
	(In thousands except share data)
ASSETS
Current assets:
Cash and cash equivalents	$91,777	$228,674
Accounts receivable, less allowance for doubtful accounts of $14,319 at May 31, 2010 and $10,279 at August 31, 2009	287,694	206,450
Inventories, average cost or market, whichever is lower	216,195	133,536
Prepaid expenses and other current assets	28,007	20,779

Total current assets	623,673	589,439

Other assets:
Cash surrender value of life insurance	3,546	3,101
Deferred charges and other assets	22,490	23,715
Goodwill	81,753	11,577
Intangible assets	77,859	217

	185,648	38,610

Property, plant and equipment, at cost:
Land and improvements	31,300	16,236
Buildings and leasehold improvements	156,664	147,121
Machinery and equipment	355,146	345,653
Furniture and fixtures	36,273	39,581
Construction in progress	9,307	4,546

	588,690	553,137
Accumulated depreciation and investment grants of $756 at May 31, 2010 and $988 at August 31, 2009	346,140	383,697

Net property, plant and equipment	242,550	169,440

Total assets	$1,051,871	$797,489

LIABILITIES AND EQUITY

Current liabilities:
Current maturities of long-term debt and notes payble	$50,219	$2,519
Accounts payable	198,892	147,476
U.S. and foreign income taxes payable	7,270	8,858
Accrued payrolls, taxes and related benefits	43,517	36,207
Other accrued liabilities	47,252	32,562

Total current liabilities	347,150	227,622

Long-term debt	95,741	102,254
Other long-term liabilities	84,471	92,688
Deferred income taxes	27,610	3,954
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding — 15 shares at May 31, 2010 and August 31, 2009	2	2
Common stock, $1 par value, authorized — 75,000,000 shares, issued — 47,692,355 shares at May 31, 2010 and 42,295,492 shares at August 31, 2009	47,692	42,295
Other capital	248,860	115,358
Accumulated other comprehensive income	1,481	38,714
Retained earnings	516,564	492,513
Treasury stock, at cost, 16,207,011 shares at May 31, 2010 and August 31, 2009	(322,812)	(322,812)

Total A. Schulman, Inc. stockholders’ equity	491,787	366,070
Noncontrolling interests	5,112	4,901

Total equity	496,899	370,971

Total liabilities and equity	$1,051,871	$797,489

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended May 31,
	2010	2009
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income	$36,232	$5,248
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization, including $69 and $1,185 of accelerated depreciation related to restructuring in fiscal 2010 and 2009, respectively	17,492	19,111
Deferred tax provision	(21,486)	(307)
Pension, postretirement benefits and other deferred compensation	3,083	923
Net (gains) losses on asset sales	(230)	162
Curtailment gain	—	(2,609)
Asset impairment	5,635	2,462
Changes in assets and liabilities:
Accounts receivable	(40,703)	85,259
Inventories	(56,429)	82,381
Accounts payable	29,237	(38,229)
Restructuring accrual	(1,870)	2,381
Income taxes	3,433	4,768
Accrued payrolls and other accrued liabilities	1,342	(9,153)
Changes in other assets and other long-term liabilities	(779)	(1,772)

Net cash provided from (used in) operating activities	(25,043)	150,625

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(13,890)	(21,951)
Proceeds from the sale of assets	1,713	744
Business acquisitions, net of cash acquired	(99,223)	—

Net cash used in investing activities	(111,400)	(21,207)

Provided from (used in) financing activities:
Cash dividends paid	(11,970)	(11,855)
Increase (decrease) in notes payable	5,995	(7,156)
Repayments on long-term debt	(19,260)	—
Borrowings on revolving credit facilities	65,500	19,000
Repayments on revolving credit facilities	(27,500)	(19,000)
Cash distributions to noncontrolling interest shareholders	—	(980)
Common stock issued, net	3,100	(34)
Purchases of treasury stock	—	(1,646)

Net cash provided from (used in) financing activities	15,865	(21,671)

Effect of exchange rate changes on cash	(16,319)	(2,958)

Net increase (decrease) in cash and cash equivalents	(136,897)	104,789

Cash and cash equivalents at beginning of period	228,674	97,728

Cash and cash equivalents at end of period	$91,777	$202,517

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended May 31,		Nine months ended May 31,
	2010	2009	2010	2009
	Unaudited		Unaudited
	(In thousands, except for %)		(In thousands, except for %)
Net sales to unaffiliated customers
Europe	$304,790	$220,337	$824,106	$699,829
NAMB	35,164	26,922	89,867	78,212
NAEP	31,535	26,137	94,957	95,783
NARM	20,209	11,443	47,643	53,798
Asia Pacific	22,904	12,805	51,912	30,987
Bayshore Industries	5,733	—	5,733	—

Total net sales to unaffiliated customers	$420,335	$297,644	$1,114,218	$958,609

Segment gross profit
Europe	$46,320	$38,634	$138,377	$99,582
NAMB	4,588	2,167	11,231	4,687
NAEP	3,304	1,540	10,916	4,869
NARM	1,884	1,634	5,285	4,779
Asia Pacific	2,099	2,558	6,880	3,891
Bayshore Industries	690	—	690	—

Total segment gross profit	$58,885	$46,533	$173,379	$117,808

Segment operating income (loss)
Europe	$21,333	$16,544	$55,724	$35,371
NAMB	3,394	1,026	7,304	883
NAEP	267	(802)	2,977	(5,113)
NARM	320	1,027	2,130	1,965
Asia Pacific	196	1,880	1,874	1,418
Bayshore Industries	161	—	161	—
All other North America	(3,186)	(2,534)	(8,529)	(8,243)

Total segment operating income	$22,485	$17,141	$61,641	$26,281

Corporate and other	(7,131)	(3,469)	(21,308)	(13,579)
Interest expense, net	(958)	(662)	(2,697)	(1,626)
Foreign currency transaction gains (losses)	(468)	(2,430)	(389)	6,218
Other income (expense)	269	1,218	2,155	2,231
Curtailment gain	—	—	—	2,609
Asset impairment	(300)	(283)	(5,631)	(2,462)
Restructuring expense	(862)	(981)	(2,509)	(6,230)

Income from continuing operations before taxes	$13,035	$10,534	$31,262	$13,442

Capacity utilization
Europe	91%	81%	91%	73%
NAMB	78%	55%	72%	62%
NAEP	70%	50%	72%	61%
NARM	41%	n/a	41%	n/a
Asia Pacific	88%	73%	83%	54%
Bayshore Industries	87%	n/a	87%	n/a
Worldwide	84%	73%	85%	69%

A. SCHULMAN, INC.
Reconciliation of Non-GAAP Financial Measures
Net Income and Earnings Per Share Reconciliation
Unaudited
(In thousands except per share data)

			Costs related to	Restructuring		Tax Benefits	Before Certain
Three months ended May 31, 2010	As Reported	Asset Write-downs	acquisitions	Related	Inventory Step-up	(Charges)	Items

Net sales	$420,335	$—	$—	$—	$—	$—	$420,335
Cost of sales	361,450	—	—	—	(2,536)	—	358,914
Selling, general and administrative expenses	43,531	—	(1,629)	—	—	—	41,902
Interest expense, net	958	—	—	—	—	—	958
Foreign currency transaction (gains) losses	468	—	—	—	—	—	468
Other (income) expense	(269)	—	—	(42)	—	—	(311)
Asset impairment	300	(300)	—	—	—	—	—
Restructuring expense	862	—	—	(862)	—	—	—

	407,300	(300)	(1,629)	(904)	(2,536)	—	401,931

Income from continuing operations before taxes	13,035	300	1,629	904	2,536	—	18,404
Provision for (benefit from) U.S. and foreign income taxes	(12,890)	—	—	139	621	16,733	4,603

Income from continuing operations	25,925	300	1,629	765	1,915	(16,733)	13,801
Income (loss) from discontinued operations, net of tax of $0	(23)	—	—	—	—	—	(23)

Net income	25,902	300	1,629	765	1,915	(16,733)	13,778
Noncontrolling interests	(141)	—	—	—	—	—	(141)

Net income attributable to A. Schulman, Inc.	25,761	300	1,629	765	1,915	(16,733)	13,637
Preferred stock dividends	—	—	—	—	—	—	—

Net income attributable to A. Schulman, Inc. common stockholders	$25,761	$300	$1,629	$765	$1,915	$(16,733)	$13,637

Diluted EPS impact	$0.91						$0.48

Weighted-average number of shares outstanding — diluted	28,275						28,275

			Costs related to	Restructuring		Tax Benefits	Before Certain
Three months ended May 31, 2009	As Reported	Asset Write-downs	acquisitions	Related	Inventory Step-up	(Charges)	Items

Net sales	$297,644	$—	$—	$—	$—	$—	$297,644
Cost of sales	251,111	(711)	—	—	—	—	250,400
Selling, general and administrative expenses	32,861	—	—	—	—	—	32,861
Interest expense, net	662	—	—	—	—	—	662
Foreign currency transaction (gains) losses	2,430	—	—	—	—	—	2,430
Other (income) expense	(1,218)	—	—	—	—	—	(1,218)
Asset impairment	283	(283)	—	—	—	—	—
Restructuring expense	981	—	—	(981)	—	—	—

	287,110	(994)	—	(981)	—	—	285,135

Income from continuing operations before taxes	10,534	994	—	981	—	—	12,509
Provision for U.S. and foreign income taxes	1,971	95	—	277	—	—	2,343

Income from continuing operations	8,563	899	—	704	—	—	10,166
Income (loss) from discontinued operations, net of tax of $0	(823)	—	—	—	—	—	(823)

Net income	7,740	899	—	704	—	—	9,343
Noncontrolling interests	(291)	—	—	—	—	—	(291)

Net income attributable to A. Schulman, Inc.	7,449	899	—	704	—	—	9,052
Preferred stock dividends	(13)	—	—	—	—	—	(13)

Net income attributable to A. Schulman, Inc. common stockholders	$7,436	$899	$—	$704	$—	$—	$9,039

Diluted EPS impact	$0.29						$0.36

Weighted-average number of shares outstanding — diluted	25,939						25,939

			Costs related to	Restructuring		Tax Benefits	Before Certain
Nine months ended May 31, 2010	As Reported	Asset Write-downs	acquisitions	Related	Inventory Step-up	(Charges)	Items

Net sales	$1,114,218	$—	$—	$—	$—	$—	$1,114,218
Cost of sales	940,839	(69)	—	—	(2,536)	—	938,234
Selling, general and administrative expenses	133,046	—	(5,316)	—	—	—	127,730
Interest expense, net	2,697	—	—	—	—	—	2,697
Foreign currency transaction (gains) losses	389	—	—	—	—	—	389
Other (income) expense	(2,155)	—	—	(42)	—	—	(2,197)
Asset impairment	5,631	(5,631)	—	—	—	—	—
Restructuring expense	2,509	—	—	(2,509)	—	—	—

	1,082,956	(5,700)	(5,316)	(2,551)	(2,536)	—	1,066,853

Income from continuing operations before taxes	31,262	5,700	5,316	2,551	2,536	—	47,365
Provision for (benefit from) U.S. and foreign income taxes	(4,984)	116	—	420	621	14,481	10,654

Income from continuing operations	36,246	5,584	5,316	2,131	1,915	(14,481)	36,711
Income (loss) from discontinued operations, net of tax of $0	(14)	—	—	—	—	—	(14)

Net income	36,232	5,584	5,316	2,131	1,915	(14,481)	36,697
Noncontrolling interests	(211)	—	—	—	—	—	(211)

Net income attributable to A. Schulman, Inc.	36,021	5,584	5,316	2,131	1,915	(14,481)	36,486
Preferred stock dividends	—	—	—	—	—	—	—

Net income attributable to A. Schulman, Inc. common stockholders	$36,021	$5,584	$5,316	$2,131	$1,915	$(14,481)	$36,486

Diluted EPS impact	$1.34						$1.36

Weighted-average number of shares outstanding — diluted	26,901						26,901

			Costs related to	Restructuring		Tax Benefits	Before Certain
Nine months ended May 31, 2009	As Reported	Asset Write-downs	acquisitions	Related	Inventory Step-up	(Charges)	Items

Net sales	$958,609	$—	$—	$—	$—	$—	$958,609
Cost of sales	840,801	(1,185)	—	—	—	—	839,616
Selling, general and administrative expenses	105,106	—	—	(97)	—	—	105,009
Interest expense, net	1,626	—	—	—	—	—	1,626
Foreign currency transaction (gains) losses	(6,218)	—	—	—	—	—	(6,218)
Other (income) expense	(2,231)	—	—	—	—	—	(2,231)
Curtailment gain	(2,609)	—	—	2,609	—	—	—
Asset impairment	2,462	(2,462)	—	—	—	—	—
Restructuring expense	6,230	—	—	(6,230)	—	—	—

	945,167	(3,647)	—	(3,718)	—	—	937,802

Income from continuing operations before taxes	13,442	3,647	—	3,718	—	—	20,807
Provision for U.S. and foreign income taxes	5,324	411	—	1,016	—	—	6,751

Income from continuing operations	8,118	3,236	—	2,702	—	—	14,056
Income (loss) from discontinued operations, net of tax of $0	(2,870)	—	—	—	—	—	(2,870)

Net income	5,248	3,236	—	2,702	—	—	11,186
Noncontrolling interests	(141)	—	—	—	—	—	(141)

Net income attributable to A. Schulman, Inc.	5,107	3,236	—	2,702	—	—	11,045
Preferred stock dividends	(40)	—	—	—	—	—	(40)

Net income attributable to A. Schulman, Inc. common stockholders	$5,067	$3,236	$—	$2,702	$—	$—	$11,005

Diluted EPS impact	$0.20						$0.43

Weighted-average number of shares outstanding — diluted	25,962						25,962